EXHIBIT 99.1

Post Brings on Experienced Development and
Construction Management Executives
Latest Moves Round Out the Company’s Regionally-organized Investment Group

ATLANTA, October 11, 2004 – Post Properties, Inc. (NYSE: PPS) today announced that it has hired Martin Howle as EVP, Regional Investment Director for the Company’s Washington, D.C. and New York area markets, and Chuck Konas as SVP, Construction/Development with responsibility for Post’s construction and pre-development activities for all of its markets.

Said Tom Senkbeil, EVP and Chief Investment Officer, “I am delighted to be bringing on board these two seasoned real estate executives to round out our Investment Group. We now have experienced local talent in our three principal regions-Southeast, Southwest, and Mid-Atlantic/New York. Our goal is to be nimble and opportunistic, pursing a mix of acquisitions, development, dispositions, asset management and for-sale housing and the group we’ve assembled allows us to do just that.”

Martin Howle, 44, has 14 years of residential real estate experience, most recently as Senior Development Manager for JPI’s Mid-Atlantic Regional office. In addition to his experience in development, acquisition, disposition and rehabs of multifamily communities, he also completed six years of training as an architect. Mr. Howle is a graduate of North Carolina State University (BA in Architecture) and Columbia University (MS in Real Estate Development). He will work out of Post’s Washington, D.C. area office in Alexandria, VA.

Chuck Konas, 45, has more than 20 years of experience in development and construction, most recently as Senior Vice President of Carter overseeing a variety of mixed-use and heavy-frame commercial projects. His responsibilities have included pre-development (planning, due diligence, estimating, design, budgeting and scheduling), contracting and construction and development oversight. He has been involved in more than 30 projects totaling over 12 million square feet. Mr.

Konas is a graduate of Georgia Tech (BS in Civil Engineering) and will work out of Post’s Atlanta, GA office.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden apartments and high density urban apartments with a vision of being the first choice in quality multifamily living. Post Properties is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 24,700 apartment homes in 65 communities, including 666 apartment homes held in three unconsolidated joint ventures.

CONTACT:

        Janie Maddox

        Post Properties, Inc.
        1-404-846-5056